UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2005

MELT, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-109990

(Commission File Number)

47-0925451

(IRS Employer Identification No.)

45320 Corte Palmito, Temecula, CA 92592

(Address of principal executive offices and Zip Code)

310-994-3890

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2005 the Company entered into loan agreements with certain related and non-related parties to advance $200,000 in the form of a loan to finance the construction of a Melt – gelato italiano store in Los Cerritos Center, California. The loans bear interest at the rate of 15% per annum, and will be repaid either when and if Melt (California) Inc sells the store or by May 14, 2006, which ever is earlier. If the Melt store in Los Cerritos Center is sold, 25% of the profit on the sale of the store will be paid as a bonus to the loan holders. The loan holders will be granted an option to convert the loan plus interest plus the bonus, if any, into common shares of the Company at a price of 25% less than the 10 day average closing price at the time of conversion, if the Company’s shares are quoted on a public stock exchange. Of the $200,000 loaned to the Company, $50,000 was loaned by our President, Clive Barwin.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the terms of the loan agreements above, the loan holders have the option to convert the loan plus interest plus the bonus, if any, into common shares of the Company at a price of 25% less than the 10 day average closing price at the time of conversion, if the Company’s shares are quoted on a public stock exchange. The convertible loan has been issued to four non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

10.1	Form of Loan Agreement with:

Clive Barwin

Errol Bome

Lance Rosenberg

Cecil Hofman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELT, INC.

/s/ Clive Barwin

Clive Barwin, President

Date: June 13, 2005